As filed with the Securities and Exchange Commission on July 31, 2026

Registration No. 333-205218

Registration No. 333-278741

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO.1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CBAK Energy Technology Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

CBAK Industrial Park, Meigui Street

Huayuankou Economic Zone

Dalian City, Liaoning Province

People’s Republic of China 116450

(Address of Principal Executive Offices, including zip code)

China BAK Battery, Inc. 2015 Equity Incentive Plan CBAK Energy Technology Limited 2023 Amended and Restated Equity Incentive Plan (Full title of the plan)

Copies of Correspondence to:

Cogency Global Inc. 122 East 42nd Street, 18th Floor New York, NY 10168 800-221-0102 (Name, address, and telephone number, including area code, of agent for service)	Kevin (Qixiang) Sun, Esq. BEVILACQUA PLLC 800 Connecticut Avenue, NW, Suite 300 Washington, DC 20006 202-869-0888

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by CBAK Energy Technology Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), as successor issuer to CBAK Energy Technology, Inc., a Nevada corporation (“CBAK Nevada”). The Company succeeded to the interests of CBAK Nevada following a redomicile merger pursuant to an Agreement and Plan of Merger, dated as of September 23, 2025, by and between the Company and CBAK Nevada (the “Merger Agreement”). Pursuant to the Merger Agreement, CBAK Nevada merged with and into the Company, with the Company surviving the merger, and each issued and outstanding share of common stock, par value US$0.001 per share, of CBAK Nevada was converted into one ordinary share, par value US$0.001 per share, of the Company (“Ordinary Shares”).

In connection with the merger, the Company assumed CBAK Nevada’s obligations under its equity incentive plans. With respect to the China BAK Battery, Inc. 2015 Equity Incentive Plan (the “2015 Equity Incentive Plan”), the Company assumed all existing obligations with respect to outstanding options to purchase shares of CBAK Nevada’s common stock and all other outstanding equity awards granted to directors, employees and consultants, in each case to provide for the issuance of an equal number of Ordinary Shares rather than shares of common stock of CBAK Nevada upon the exercise, vesting or settlement, as applicable, of such awards, on the same terms and conditions.

The 2015 Equity Incentive Plan has expired, and no new awards may be granted thereunder. However, awards previously granted under the 2015 Equity Incentive Plan remain outstanding in accordance with their terms. Accordingly, this Post-Effective Amendment registers 1,913,596 Ordinary Shares issuable upon the exercise, vesting or settlement, as applicable, of all such outstanding awards, and does not relate to any new grants under the 2015 Equity Incentive Plan.

In addition, the Company has assumed and adopted the CBAK Energy Technology, Inc. 2023 Equity Incentive Plan, as amended and restated (the “2023 Amended and Restated Equity Incentive Plan”), solely to reflect the substitution of Ordinary Shares for shares of common stock of CBAK Nevada as the securities issuable under the plan as a result of the merger and to incorporate related conforming, administrative and clarifying updates. No awards have been granted under the 2023 Amended and Restated Equity Incentive Plan as of the date of this Post-Effective Amendment. This Post-Effective Amendment registers all 20,000,000 Ordinary Shares available for issuance under the 2023 Amended and Restated Equity Incentive Plan. The 2023 Amended and Restated Equity Incentive Plan is attached as Exhibit 99.1 to this Post-Effective Amendment.

This Post-Effective Amendment relates to the adoption by the Company of the following registration statements on Form S-8 previously filed by CBAK Nevada (collectively, the “Registration Statements”):

●	Registration Statement on Form S-8 (File No. 333-205218), filed with the Securities and Exchange Commission (the “SEC”) on June 25, 2015, registering 10,000,000 shares of common stock, par value US$0.001 per share, of CBAK Nevada for issuance under the China BAK Battery, Inc. 2015 Equity Incentive Plan; and

●	Registration Statement on Form S-8 (File No. 333-278741), filed with the SEC on April 16, 2024, registering 20,000,000 shares of common stock, par value US$0.001 per share, of CBAK Nevada for issuance under the CBAK Energy Technology, Inc. 2023 Equity Incentive Plan.

Pursuant to Rule 414 under the Securities Act, the Company hereby expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

No new securities are being registered by this Post-Effective Amendment, and no additional registration fees are due. Registration fees in respect of the securities covered by the Registration Statements were paid at the time of the original filings thereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed or furnished, as applicable, by the Company with the SEC, are incorporated in this registration statement by reference:

●	the Annual Report on Form 10-K of CBAK Nevada, for the fiscal year ended December 31, 2025, filed with the SEC on March 31, 2026;

●	the Quarterly Report on Form 10-Q of CBAK Nevada, for the fiscal quarter ended March 31, 2026, filed with the SEC on May 18, 2026;

●	the Current Reports on Form 8-K of CBAK Nevada filed with the SEC on March 19, 2026, March 30, 2026, May 1, 2026, May 18, 2026 and June 23, 2026.

●	the Company’s registration statement on Form F-4, as amended, initially filed with the SEC on September 24, 2025, including the prospectus contained therein;

●	the Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act on January 16, 2026; and

●	the description of the Company’s Ordinary Shares contained in the Company’s Report on Form 6-K filed using EDGAR submission type 8-K12B on June 23, 2026, including any amendment or report filed for the purpose of updating such description.

All documents filed with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all of the securities offered hereby have been sold or which deregisters all of the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The registrant is an exempted company with limited liability incorporated in the Cayman Islands. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The amended and restated memorandum and articles of association of the registrant provide that every Director, alternate Director, Secretary, or other officer for the time being and from time to time of the Company (but not including the Auditor) and the personal representatives of the same (each an "Indemnified Person") shall be indemnified and secured harmless out of the assets and profits of the Company from and against all actions, proceeding, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person's own dishonesty, wilful default or fraud, in or about the conduct of the Company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.	EXHIBITS.

See Index to Exhibits, which is incorporated herein by reference.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dalian, China, on this 31st day of July, 2026.

CBAK Energy Technology Limited

By:	/s/ Zhiguang Hu
Zhiguang Hu
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature to this registration statement on Form S-8 appears below hereby constitutes and appoints Zhiguang Hu and Jiewei Li, and each of them acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

*****

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zhiguang Hu	Chief Executive Officer	July 31, 2026
Zhiguang Hu	(Principal Executive Officer)

/s/ Jiewei Li	Chief Financial Officer and Director	July 31, 2026
Jiewei Li	(Principal Financial and Accounting Officer)

/s/ Xiangyu Pei	Director	July 31, 2026
Xiangyu Pei

/s/ J. Simon Xue	Independent Director	July 31, 2026
J. Simon Xue

/s/ Martha C. Agee	Independent Director	July 31, 2026
Martha C. Agee

/s/ Jianjun He	Independent Director	July 31, 2026
Jianjun He

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of CBAK Energy Technology Limited has signed this registration statement or amendment thereto in New York, New York on July 31, 2026.

US Authorized Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.

Index to Exhibits

Exhibit	Description
5.1	Opinion of Conyers Dill & Pearman
23.1	Consent of ARK Pro CPA & Co, Independent Registered Public Accounting Firm
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
24.1	Power of Attorney (included on the Signature Page to this registration statement)
99.1	CBAK Energy Technology Limited 2023 Amended and Restated Equity Incentive Plan
107.1*	Filing Fee Table

*	Previously filed.